EXHIBIT 99

N E W S   R E L E A S E

CONTACT:
Claire Baillargeon Smith
Director of Marketing & Corporate Relations
(513) 564-0909, ext. 1728

CTG Announces 2001 Third Quarter Conference Call Information and Comments on Expected Results

BUFFALO, N.Y. -- October 8, 2001 -- CTG (NYSE: CTG), an international information technology (IT) solutions and staffing company, today announced that it would release its 2001 third quarter financial results on Monday, October 15, 2001 after the market closes. The company will hold a conference call to discuss its financial results and business strategy on October 16, 2001 at 11:00 AM Eastern Time. CTG President and Chief Executive Officer James R. Boldt will lead the call. Interested parties can dial in to 1-800-248-9412 between 10:45 AM and 10:50 AM and ask for the CTG conference call and identify James Boldt as the conference chairperson. A replay of the call will be available between 1:00 PM Eastern Time October 16, 2001 and 1:00 PM Eastern Time October 17, 2001 by dialing 1-800-633-8284 and requesting reservation number 18014183.

“The market for IT services remains very soft as companies continue to delay projects in light of the economic downturn,” Mr. Boldt commented. “Consequently, our revenues for the third quarter will be slightly lower than our initial forecast of $77 million to $79 million. However, as a result of the reductions that we have made in our cost structure, the company is pleased to report that it returned to modest profitability in the third quarter of the year.”

Backed by 35 years’ experience, CTG provides IT application management, consulting, software development and integration, and staffing solutions to help Global 2000 clients focus on their core businesses and use IT as a competitive advantage to excel in their markets. CTG combines in-depth understanding of our clients’ businesses with a full range of integrated services and proprietary ISO 9001-certified service methodologies. Our IT professionals in nearly 50 offices in North America and Europe have a proven track record of delivering solutions that work. More information about CTG is available on the Web at www.ctg.com.

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Today’s news release, along with CTG news releases for the past year, is available on the Web at www.ctg.com.